Exhibit 99.1

ResCare Reports Fourth Quarter and Year-End 2007 Results

Confirms 2008 Guidance

LOUISVILLE, Ky.--(BUSINESS WIRE)--ResCare, Inc. (NASDAQ: RSCR) today announced results for the fourth quarter and year ended December 31, 2007.

Fourth Quarter 2007 Financial Highlights

Revenues for the fourth quarter of 2007 increased 8.9% over the prior year period to $367 million. Income from continuing operations was $12.1 million, or $0.36 per diluted common share, compared with $11.7 million, or $0.35 per diluted common share, in the same period of 2006. EBITDA for the fourth quarter of 2007 was $27.6 million versus $25.3 million in the prior year quarter. In the fourth quarter of 2007, diluted earnings per share from discontinued operations was less than $0.01, compared with a net loss of $0.08 per share in the same period of 2006.

Full Year 2007 Financial Highlights

Revenues for 2007 increased 10.1% over the prior year period to $1.43 billion. Income from continuing operations was $44.2 million, or $1.32 per diluted common share, compared with $42.0 million, or $1.27 per diluted common share, in the same period of 2006. EBITDA for 2007 was $106.9 million versus $100.6 million in 2006. In 2007, diluted loss per share from discontinued operations was $0.01, compared with a net loss of $0.16 per share in 2006.

Ralph G. Gronefeld, Jr., ResCare president and chief executive officer, said, “2007 was an exciting year for us. We improved the profitability of our Employment Training Services segment and grew Community Services segment revenues by 15%. We completed 12 acquisitions in total, adding projected annualized revenues of approximately $130 million. These acquisitions allow us to expand our services to greater populations and diversify our revenue stream.

“The acquisition of Kelly Home Care Services early in 2007 gave us the national footprint we needed to build our private-pay home care business to the elderly and drive organic growth. The acquisitions of Maatwerk Groep, BV and Biscom Resource Management Limited late in the fourth quarter gave us entry into the European Union. Maatwerk has 18 locations in the Netherlands, U.K. and Germany, and Biscom has six locations in the U.K. Both companies are private providers of government funded workforce services that include job training and job placement assistance.”

In closing, Mr. Gronefeld added, “We commend our management team and employees for all of their hard work in 2007, and we look forward to positive 2008 operating results. However, 2008 will not be without its challenges. We will continue to face difficult reimbursement and regulatory environments, and recruiting and retaining our workforce will be critical to a successful 2008. We have a robust pipeline and anticipate that the acquisition marketplace will remain favorable and valuations reasonable. We will continue to diversify and broaden our reach by executing our growth strategy of acquiring smaller providers – primarily in home care, the intellectual and developmental disability sector and the international job training and assistance markets. In addition, we will continue to expand our existing home care business, compete for new contracts and expand service offerings on existing contracts.”

2008 Guidance

The Company confirmed its 2008 guidance of diluted earnings per common share in the range of $1.44 to $1.50 and revenues of $1.55 billion to $1.62 billion. The 2008 guidance assumes no reimbursement rate changes, an income tax rate of 36.5% and share-based compensation expense of approximately $0.09 per diluted common share.

A listen-only simulcast of ResCare’s fourth quarter 2007 conference call will be available on-line at www.rescare.com on March 11, 2008, beginning at 9:00 a.m. Eastern Time and a replay available at 11:00 a.m. Eastern Time.

ResCare, with 30+ years of experience helping people reach their highest level of independence, is one of the largest providers of home care to the elderly and those with disabilities. It also offers residential and support services to people with intellectual and developmental disabilities and provides education, vocational training and job placement for people of all ages and skill levels. Based in Louisville, Kentucky, ResCare and its 42,000 dedicated employees serve daily more than 65,000 people in 37 states, Washington, D.C., Puerto Rico and in a growing number of international locations. For more information about ResCare, please visit the Company’s website at www.rescare.com.

From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring privatization of government programs. In ResCare’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause its actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in the Company’s filed reports. Statements related to expected financial results are as of this date only, and ResCare does not assume any responsibility to update these statements.

RESCARE, INC.
Unaudited Financial Highlights
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Income Statement Data:
Revenues	$367,182	$337,068	$1,433,298	$1,302,118
Facility and program expenses (1)	330,259	300,608	1,286,854	1,163,039
Facility and program contribution	36,923	36,460	146,444	139,079
Corporate general and administrative (1)	14,607	15,895	59,851	56,419
Other (expense) income, net	157	285	571	1,035
Operating income	22,473	20,850	87,164	83,695
Interest expense, net	4,487	4,727	18,518	18,312
Income from continuing operations before income taxes
	17,986	16,123	68,646	65,383
Income tax expense	5,846	4,409	24,413	23,374
Income from continuing operations	12,140	11,714	44,233	42,009
Income (loss) from discontinued operations, net of taxes
	56	(2,724)	(342)	(5,313)

Net income	12,196	8,990	43,891	36,696
Net income attributable to preferred shareholders	1,750	1,326	6,320	5,453
Net income attributable to common shareholders	$10,446	$7,664	$37,571	$31,243

Basic earnings (loss) per common share:
From continuing operations	$0.37	$0.36	$1.34	$1.30
From discontinued operations	0.00	(0.08)	(0.01)	(0.17)
Basic earnings per common share	$0.37	$0.28	$1.33	$1.13

Diluted earnings (loss) per common share:
From continuing operations	$0.36	$0.35	$1.32	$1.27
From discontinued operations	0.00	(0.08)	(0.01)	(0.16)
Diluted earnings per common share	$0.36	$0.27	$1.31	$1.11

Weighted average number of common shares:
Basic	28,409	27,786	28,215	27,558
Diluted	28,715	28,149	28,589	28,171

EBITDA (2)	$27,599	$25,302	$106,921	$100,609

(1)  We recorded share-based compensation expense of $1.3 million ($0.03 per diluted common share) and $6.6 million ($0.13 per diluted common share) for the three months and year ended December 31, 2007, respectively.  Of the $1.3 million for the three months ended December 31, 2007, we included $789,000 in corporate general and administrative expenses and $471,000 in facility and program expenses.  Of the $6.6 million recorded for the year ended December 31, 2007, we included $3.7 million in corporate general and administrative expenses and $2.9 million in facility and program expenses.  We recorded share-based compensation expense of $1.4 million ($0.03 per diluted common share) and $2.7 million ($0.06 per diluted common share) for the three months and year ended December 31, 2006, respectively.  Of the $1.4 million for the three months ended December 31, 2006, we included $404,000 in corporate general and administrative expenses and $974,000 in facility and program expenses.  Of the $2.7 million for the year ended December 31, 2006, we included $1.8 million in corporate general and administrative expenses and $973,000 in facility and program expenses.

(2) EBITDA is defined as income from continuing operations before depreciation and amortization, net interest expense and income taxes.  EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States of America.  The items excluded from EBITDA are significant components in understanding and assessing financial performance.  Management routinely calculates and presents EBITDA because it believes that EBITDA is useful to investors and is commonly used as an analytical indicator within the industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value.  EBITDA is also used in measurements under certain covenants contained in the Company’s credit agreement.  A reconciliation of income from continuing operations to EBITDA is included elsewhere in this release.

RESCARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Reconciliation of Income from
Continuing Operations to EBITDA:
Income from continuing operations	$12,140	$11,714	$44,233	$42,009
Add: Interest, net	4,487	4,727	18,518	18,312
Depreciation and amortization	5,126	4,452	19,757	16,914
Income tax expense	5,846	4,409	24,413	23,374
EBITDA	$27,599	$25,302	$106,921	$100,609

			Dec. 31,	Dec. 31,
			2007	2006
Balance Sheet Data:
ASSETS
Cash and cash equivalents			$10,809	$5,541
Accounts receivable, net			206,529	197,711
Other current assets			42,234	34,221
Total current assets			259,572	237,473
Property and equipment, net			83,336	75,606
Goodwill			443,623	375,494
Other assets			48,012	41,840
			$834,543	$730,413

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities			$150,025	$127,553
Other long-term liabilities			57,158	45,494
Long-term debt			220,491	205,889
Shareholders' equity			406,869	351,477
			$834,543	$730,413

RESCARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Year Ended
	December 31,
	2007	2006
Cash Flow Data:
Net income	$43,891	$36,696
Adjustments to reconcile net income to cash provided by operating activities:

Depreciation and amortization	19,789	17,134
Amortization of discount on convertible sub notes	1,084	1,004
Impairment charges	331	1,499
Deferred income taxes	3,531	3,800
Excess tax benefits from share-based compensation	(1,387)	(3,122)
Provision for losses on accounts receivable	6,364	5,836
Share-based compensation	6,621	2,747
(Gain) loss on sale of assets	(72)	139
Changes in operating assets and liabilities	5,623	(29,493)
Cash provided by operating activities	85,775	36,240
Cash flows from investing activities:
Proceeds from sale of assets	984	680
Net redemptions of short-term investments	-	27,650
Purchases of property and equipment	(24,011)	(17,258)
Acquisitions of businesses	(72,375)	(113,456)
Cash used in investing activities	(95,402)	(102,384)
Cash flows from financing activities:
Debt borrowings, net	9,426	49,647
Proceeds from sale and leaseback transactions	1,966	2,651
Debt issuance costs	(225)	(535)
Excess tax benefits from share-based compensation	1,387	3,122
Proceeds received from exercise of stock options	2,341	6,906
Cash provided by financing activities	14,895	61,791
Increase (decrease) in cash and cash equivalents	$5,268	$(4,353)

RESCARE, INC.
Unaudited Financial Highlights (continued)
(Dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Segment Data:
Revenues:
Community Services	$270,553	$243,472	$1,052,409	$915,878
Job Corps Training Services	41,278	41,451	163,904	160,184
Employment Training Services	50,501	46,654	197,588	205,502
Other	4,850	5,491	19,397	20,554
Consolidated	$367,182	$337,068	$1,433,298	$1,302,118

Operating Income (1):
Community Services	$29,049	$28,605	$112,250	$106,490
Job Corps Training Services	3,938	4,472	16,246	16,858
Employment Training Services	3,657	3,321	17,093	15,192
Other	456	347	1,446	1,574
Corporate general and administrative	(14,627)	(15,895)	(59,871)	(56,419)
Consolidated	$22,473	$20,850	$87,164	$83,695

Operating Margin:
Community Services	10.7%	11.7%	10.7%	11.6%
Job Corps Training Services	9.5%	10.8%	9.9%	10.5%
Employment Training Services	7.2%	7.1%	8.7%	7.4%
Other	9.4%	6.3%	7.5%	7.7%
Corporate general and administrative	(4.0%)	(4.7%)	(4.2%)	(4.3%)
Consolidated	6.1%	6.2%	6.1%	6.4%

(1) Other (expense) income (per Income Statement Data on page 3) has been allocated for purposes of segment reporting.

CONTACT:
ResCare, Inc.
David W. Miles, 502-394-2137
Chief Financial Officer
or
Derwin A. Wallace, 502-420-2567
Director of Investor Relations